                                                                       EXHIBIT A

DOMINICK'S FINER FOODS, INC.
401(K) RETIREMENT PLAN FOR
UNION EMPLOYEES

FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 2002, AND 2001,
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31,
2002 AND INDEPENDENT AUDITORS' REPORT

DOMINICK'S FINER FOODS, INC.
401(K) RETIREMENT PLAN FOR UNION EMPLOYEES

TABLE OF CONTENTS

                                                                                        PAGE
INDEPENDENT AUDITORS' REPORT                                                              1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001:

   Statements of Net Assets Available for Benefits                                        2

   Statements of Changes in Net Assets Available for Benefits                             3

   Notes to Financial Statements                                                        4-6

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002 -

   Form 5500, Schedule H, Part IV, Line 4i - Supplemental Schedule of Assets
     Held for Investment Purposes                                                         7

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415)783-4000
Fax: (415)783-4329
www.deloitte.com

                                                        [DELOITTE & TOUCHE LOGO]

INDEPENDENT AUDITORS' REPORT

Plan Administrator
Dominick's Finer Foods, Inc.
401(k) Retirement Plan for Union Employees:

We have audited the accompanying statements of net assets available for benefits of Dominick's Finer Foods, Inc. 401(k) Retirement Plan for Union Employees (the "Plan") as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits in the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule as listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCH LLP

June 20, 2003

--------
DELOITTE
Touche
Tohmatsu
--------


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DOMINICK'S FINER FOODS, INC.
401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001

                                                                                          2002                2001
ASSETS:
  Investments at fair value:
    Guaranteed Long Term Fund                                                         $  77,960,193       $  66,956,370
    Mutual Funds                                                                         44,511,270          56,445,003
    Safeway Stock Account                                                                 1,638,280           2,985,394
    Short-term investment funds                                                                 144               3,656
    Participant loans                                                                     5,431,002           5,450,512
                                                                                      -------------       -------------

           Total investments                                                            129,540,889         131,840,935

NET ASSETS AVAILABLE FOR BENEFITS                                                     $ 129,540,889       $ 131,840,935
                                                                                      =============       =============

See notes to financial statements.

DOMINICK'S FINER FOODS, INC.
401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                          2002                2001
ADDITIONS TO NET ASSETS AVAILABLE FOR
  BENEFITS:
  Investment (loss) income:
    Net depreciation in fair value of
      investments                                                                     $ (12,261,034)      $  (9,006,280)
    Interest income                                                                       4,223,458           3,979,930
    Loan interest income                                                                    426,105             475,220
                                                                                      -------------       -------------

           Total investment loss                                                         (7,611,471)         (4,551,130)

  Participant contributions                                                               9,614,870          10,194,190
                                                                                      -------------       -------------

           Total                                                                          2,003,399           5,643,060
                                                                                      -------------       -------------

DEDUCTIONS FROM NET ASSETS AVAILABLE
  FOR BENEFITS:
  Benefits paid to participants                                                           4,269,902           8,062,741
  Management and custodial fees                                                              33,543              43,271
                                                                                      -------------       -------------

           Total                                                                          4,303,445           8,106,012
                                                                                      -------------       -------------

TRANSFER OF NET ASSETS FROM NONUNION
  PLAN (Note 1)                                                                                   -             143,518
                                                                                      -------------       -------------

TRANSFER OF NET ASSETS TO NONUNION
  PLAN (Note 1)                                                                                   -            (739,356)
                                                                                      -------------       -------------

NET DECREASE                                                                             (2,300,046)         (3,058,790)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                                     131,840,935         134,899,725
                                                                                      -------------       -------------

  End of year                                                                         $ 129,540,889       $ 131,840,935
                                                                                      =============       =============

See notes to financial statements.

DOMINICK'S FINER FOODS, INC.
401(K) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001

1.    DESCRIPTION OF THE PLAN

      The following description of the Dominick's Finer Foods, Inc. 401(k) Retirement Plan for Union Employees (the "Plan") is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan's provisions. The following description reflects all Plan amendments through December 31, 2002.

      GENERAL - The Plan is a defined contribution plan available to Dominick's Finer Foods, Inc. (the "Company") union employees who have attained age 21 and completed one month of employment. In November 1998, the Company was acquired by Safeway Inc., which assumed sponsorship of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

      TRUSTEE - The trustee and recordkeeper of the Plan is Connecticut General Life Insurance Company. Transactions of the Plan have been executed by the Trustee under the terms of the trust agreement. The Trustee keeps account of all investments, receipts and disbursements, and other transactions and provides the Company with reports detailing such information.

      CONTRIBUTIONS - The Plan is funded through participant contributions. Employees may elect to contribute between 1% to 18% of their eligible pay, up to a maximum contribution of $11,000 and $10,500 for the years ended December 31, 2002 and 2001, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. Employer contributions are not permitted.

      TRANSFERS FROM/TRANSFERS TO NONUNION PLAN - During 2002, the Dominick's Finer Foods, Inc. 401(k) Retirement Plan for Nonunion Employees ("Nonunion Plan") was merged into the Safeway 401(k) Plan & Trust and, therefore, all transfers to or from the Nonunion Plan were discontinued. During 2001, when a participant transferred to or from a union position to or from a nonunion position in the Company, the participant's account balance was transferred to or from the Plan to or from the Dominick's Finer Foods, Inc. 401(k) Retirement Plan for Nonunion Employees or its successor plan ("Nonunion Plan").

      PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions and income thereon. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      VESTING - Participants are fully vested in their account balances.

      INVESTMENT OPTIONS - Participants may direct their contributions to any one or combination of seven investment funds, as elected by the participant. The guaranteed long term fund invests in a diversified portfolio primarily consisting of commercial mortgages and privately placed and publicly traded debt securities, including corporate bonds, and asset backed securities. This account is fully benefit-responsive. The guaranteed interest rate was 5.89% and 6.58% as of and for the years ended December 31, 2002 and 2001, respectively. Participants may change their investment options on a daily basis.

      PAYMENT OF BENEFITS - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (to the extent invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or
      (c) receive a series of payments over a period of years not to exceed the participant's life expectancy if such balance exceeds $5,000. If a participant's balance is less than $5,000, the participant must receive an immediate lump sum distribution.

      LOANS - Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years except loans used to purchase a primary residence may have terms up to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant's account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2002 and 2001, respectively, there were 1,260 and 1,319 loans outstanding with interest rates ranging from 5.75% to 10.50%.

      PLAN TERMINATION - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING - The accompanying financial statements of the Plan are prepared on the accrual method of accounting.

      INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's investments are stated at fair value. The fair values of the Plan's other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      EXPENSES OF THE PLAN - Certain administrative expenses of the Plan are paid by the Company.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

      PAYMENT OF BENEFITS - Benefits are recorded when paid.

      INCOME TAXES - The Plan obtained its latest determination letter, dated August 3, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The plan administrator and Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

3.    INVESTMENTS

      The fair values of individual investments that represent 5% or more of the Plan's net assets at December 31, 2002 and 2001 were as follows:

                                                                 2002              2001
Guaranteed Long Term Fund                                     $77,960,193      $66,956,370
S&P 500 Stock Index Account                                    16,480,808       22,257,581
Fidelity Advisor Growth Opportunities Account                  10,816,312       14,181,699
Balanced Income/Wellington Management Account                   9,108,878       10,732,690

      During the years ended December 31, 2002 and 2001, net depreciation of assets recorded at fair value, including net realized gains and losses, was as follows:

                                                               2002             2001
CIGNA Common trust accounts:
  S&P 500 Stock Index Account                               $ 5,055,077      $ 3,383,056
  Fidelity Advisor Growth Opportunities Account               3,235,776        2,663,339
  Credit Suisse International Equity Account                    827,040        1,168,400
  Balanced Income/Wellington Management Account               1,197,223          303,359
  CIGNA Lifetime Fund Accounts                                  639,685          339,789
Safeway Inc. common stock                                     1,306,233        1,148,337
                                                            -----------      -----------

Net depreciation in fair value of investments               $12,261,034      $ 9,006,280
                                                            ===========      ===========

4.    PARTY-IN-INTEREST TRANSACTIONS

      The Plan's investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

      Certain Plan investments are shares of common trust accounts managed by CIGNA Retirement and Investment Services ("CIGNA"). CIGNA is an affiliate of the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

                                     ******

\
DOMINICK'S FINER FOODS, INC.
401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i - SUPPLEMENTAL SCHEDULE
OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2002

                                                                                        NUMBER OF           CURRENT
                                                                                          UNITS              VALUE
Common Trust Accounts:
*   Guaranteed Long Term Fund                                                          1,892,989         $ 77,960,193
*   S&P 500 Stock Index Account                                                           338,234           16,480,808
*   Fidelity Advisor Growth Opportunities Account                                         248,873           10,816,312
*   Credit Suisse International Equity Account                                            199,888            3,231,563
*   Balanced Income/Wellington Management Account                                         279,528            9,108,878
*   Lifetime 20 Account                                                                    74,806            1,386,553
*   Lifetime 30 Account                                                                    60,172            1,148,193
*   Lifetime 40 Account                                                                    61,745            1,138,989
*   Lifetime 50 Account                                                                    50,190              935,891
*   Lifetime 60 Account                                                                    14,382              264,083

*  Short Term Investment Funds                                                                144                  144

*  Safeway Common Stock                                                                    69,891            1,638,280

*  Participant Loans (1,260 loans, interest rates
     ranging from 5.25% to 10.5%)                                                                            5,431,002
                                                                                                          ------------
   TOTAL                                                                                                  $129,540,889
                                                                                                          ============

*   Represents a party-in-interest transaction